Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Description of the Acquisition and Basis of Presentation

On November 22, 2012, Realgold International, Inc.’s (“Realgold”) wholly owned subsidiary Realgold Venture Pte Limited (“Realgold Venture”), a limited liability company formed under the laws of Hong Kong, entered into a Lease Management Agreement (“Lease Management Agreement”) with Zhuhai Tengfei Investment Co., Ltd. (“Tengfei Investment”), a limited liability company formed under the laws of the People’s Republic of China (“China” or “PRC”). Under the Lease Management Agreement, Tengfei Investment leased the managerial and operating rights of Zhuhai Tengda International Travel Agency Co., Ltd. (“Tengda Travel”), a wholly owned subsidiary of Tengfei Investment, to Realgold Venture.

On November 25, 2012, Realgold Venture entered into an Ownership Transfer Agreement (“Ownership Transfer Agreement’) with Tengfei Investment. Under the Ownership Transfer Agreement, Tengfei Investment transfers to Realgold Venture 100% of the ownership of Zhuhai Tengda Business Hotel Co., Ltd. (“Tengda Hotel”) for a total transfer price of RMB 400,000 Yuan (approximately $64,241).

On November 29, 2012, the Bureau of Science and Technology Industry Trade and Information of Zhuhai City approved the ownership transfer of Tengda Hotel to Realgold Venture. As of January 02, 2012, we have filed the notice of ownership transfer with Guangdong Province Department of Foreign Trade and Economic Cooperation.

Upon the completion of the said ownership transfer, Tengda Hotel becomes the wholly owned subsidiary of Realgold Venture.

Basis of Presentation

Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These pro forma unaudited condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The unaudited pro forma condensed consolidated balance sheet was prepared combining the historical balance sheet of Tengda Travel and Tengda Hotel at September 30, 2012 and the historical balance sheet of Realgold at September 30, 2012, as described above.

The unaudited pro forma condensed consolidated statement of operations includes the historical combined operations of Tengda Travel and Tengda Hotel for the six months ended September 30, 2012 and for the year ended March 31, 2012, and the historical operations of Realgold for the six months ended September 30, 2012 and for the year ended December 31, 2011.

Realgold International, Inc.
Unaudited Pro Forma Consolidated Balance sheet
As of September 30, 2012
	Combined
	Tengda Hotel and
	Tengda Travel	Realgold	Adjustments		Consolidated
ASSETS

CURRENT ASSETS
Cash and equivalents	$13,692	$494,754	$(64,241)	A	$444,205
Accounts receivable	—	—			—
Other receivables	—	—			—
Prepaid expenses and other current assets	59,659	0			59,659
Total current assets	73,351	494,754			503,864

PROPERTY, PLANT AND EQUIPMENT, Net	39	—			39
TOTAL ASSETS	$73,390	$494,754			$503,903

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payables	$13,815	$19,800			$33,615
Accrued expenses and other payables	1,039	—			1,039
Related Party Payable	48,526	12,442			60,968
Total current liabilities	63,380	32,242			95,622

TOTAL LIABILITIES	63,380	32,242			95,622

SHAREHOLDERS' EQUITY
Preferred stock; $.001 par value, 10,000,000 sharesauthorized; 20,000 shares issued and outstanding,		20			20
Common stock; $.001 par value, 25,000,000 shares $.001 par value, 90,000,000 shares authorized; 7,270,101 shares issued and outstanding		7,270			7,270
Registered capital	122,625	—	(122,625)	A	—
Capital in excess of par value	—	8,590,708	(53,929)	A	8,536,779
Accumulated retained earnings	(112,313)	(8,135,486)	112,313	A	(8,135,486)
Accumulated other comprehensive income	(302)	—	—		(302)
Total stockholders' equity	10,010	462,512	(64,241)		408,281

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$73,390	$494,754	$(64,241)		$503,903

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Realgold International, Inc.
Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income
For the Six Months Ended September 30, 2012

	Historical
	Combined
	Tengda Hotel and				Consolidated
	Tengda Travel	Realgold	Adjustments		Pro Forma

Revenue	$145,190	$—			$145,190
Cost of sales	110,166	—			110,166
Gross Proffit	35,024	—			35,024

Operating Expenses
General and administrative expenses	25,512	128,046	12,000	C	165,558
Selling expense	31,354	—			31,354
Total operating expenses	$56,866	$128,046			$196,912

Loss from Operations	$(21,842)	$(128,046)			$(161,888)

Other Income (Expenses)
Interest income	$6	—			$6
Other income (expenses)	0	—
Total other income	6	—			6

Loss Before Income Tax	(21,836)	(128,046)			(161,882)

Income Tax Provision	—	—			—

Net loss	$(21,836)	$(128,046)			$(161,882)

Loss per share - basic and diluted		$(0.34)			$(0.03)

Weighted average number of common shares		6,270,101			6,270,101

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Realgold International, Inc.
Unaudited Pro Forma Statement of Operations and Comprehensive Income
For the Year Ended December 31, 2011

	Historical
	Combined
	Tengda Hotel and				Combined
	Tengda Travel	Realgold	Adjustments		Pro Forma

Revenue	$131,461	$—			$131,461
Cost of sales	115,594	0			115,594
Gross Margin	15,867	0			15,867

Operating Expenses
General and administrative expenses	24,496	29,613	16,000	B	70,109
Selling expense	35,271	0			35,271
Total operating expenses	59,767	29,613			105,380

Loss from Operations	(43,900)	(29,613)			(89,513)

Other Income (Expenses)
Interest income	14	0			14
Other income (expenses)	—	—			—
Total other income	14	—			14

Loss Before Income Tax	(43,886)	(29,613)			(89,499)

Income Tax Provision	—	—			—

Net loss	$(43,886)	$(29,613)			$(89,499)

Loss per share - basic and diluted		$(0.02)			$(0.06)

Weighted average number of common shares		1,393,389			1,393,389

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

2. Pro Forma Adjustments and Assumptions

A.	To record the purchase price that Realgold paid for the business combination and eliminate equity.

B.	Reflects the incremental costs of lease payment RMB100,000 (approximate USD16,000) per year.

C.	Reflects the incremental costs of Tengda Travel lease payment approximately USD4,000 per quarter. Tengda Hotel and Tengda Travel three months income and expenses from January 1, 2012 to March 31, 2012 was not included since it was included in the twelve month pro forma report ended December 31, 2011.